Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Summit Hotel Properties, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-179503) and Form S-8 (File No. 333-172145) of our report dated March 31, 2010 with respect to the consolidated statements of operations, changes in members’ equity, and cash flows of Summit Hotel Properties, LLC, for the year ended December 31, 2009 and our report dated March 31, 2010 related to the internal control over financial reporting as of December 31, 2009 of Summit Hotel Properties, LLC, which reports appear in the annual report on Form 10-K for the year ended December 31, 2011 of Summit Hotel Properties, Inc. and Summit Hotel OP, LP.

/s/ Eide Bailly LLP

Greenwood Village, Colorado
February 27, 2012